FOR IMMEDIATE RELEASE

For: Cathay General Bancorp                                                                 Contact: Heng W. Chen

          777 N. Broadway                                                                        (213) 625-4752

Los Angeles, CA 90012

CATHAY GENERAL BANCORP ANNOUNCES RECORD EARNINGS INCREASE OF 67% TO $22.1 MILLION, OR $0.88 PER SHARE, IN SECOND QUARTER

Los Angeles, Calif., July 15: Cathay General Bancorp (the "Company", NASDAQ: CATY), the holding company for Cathay Bank (the "Bank"), today announced results for the second quarter of 2004.

STRONG FINANCIAL PERFORMANCE

	Second Quarter 2004	Second Quarter 2003

Net income	$ 22.1 million	$13.2 million
Basic earnings per share	$0.89	$0.74
Diluted earnings per share	$0.88	$0.73
Return on average assets	1.55%	1.81%
Return on average stockholders' equity	13.88%	17.35%
Efficiency ratio	38.63%	35.58%

SECOND QUARTER HIGHLIGHTS
  Second quarter earnings increased $8.9 million, or 67%, compared to the same quarter a year ago.
  Fully diluted earnings per share reached $0.88 and increased 20.6% compared to the same quarter a year ago.
  Gross loan growth from March 31, 2004, of $109.3 million, or 3%, primarily in commercial mortgage loans.
  Deposit growth from March 31, 2004, of $136.8 million, or 3%, compared to a decline of $56.6 million in the first quarter of 2004.
  Return on average stockholders' equity was 13.88% and return on average assets was 1.55% for the quarter ended June 30, 2004.
  Net recoveries of $0.2 million and a $6.2 million, or 19%, decrease in nonaccrual loans during the second quarter.
  Improvement in the efficiency ratio to 38.63% from 41.94% in the first quarter of 2004.
  Completion of the computer system conversion in April 2004.

"The strong growth in net income for the second quarter demonstrates the benefits of the integration of General Bank and Cathay Bank. Continued strong organic loan growth, achieved even as a number of weaker loans were paid off, net credit recoveries, and an improvement in our efficiency ratio were the main factors that contributed to the record results," commented Dunson Cheng, Chairman of the Board and President of the Company.

"We continue to be pleased by the level of retention of customers and key officers to date. With the completion of the computer system conversion in April, our personnel are now fully focused on the generation of new loan and deposit business," said Peter Wu, Executive Vice Chairman and Chief Operating Officer.

"We completed the second quarter of 2004 with strong momentum in loan originations and improving credit quality. We are optimistic that 2004 should be another record year for Cathay General Bancorp," concluded Dunson Cheng.

INCOME STATEMENT REVIEW

As of the close of business on October 20, 2003, the Company completed its merger with GBC Bancorp. The results of GBC Bancorp's operations have been included in the Company's consolidated financial statements since October 20, 2003. The return on assets and return on equity after the merger with GBC Bancorp are lower than in previous periods, due primarily to the increases in assets and stockholders' equity as a result of the merger.

Net interest income before provision for loan losses

Our net interest income before provision for loan losses increased to $52.2 million during the second quarter of 2004, or 94.7% higher than the $26.8 million during the same quarter a year ago. The increase was due primarily to the merger with GBC Bancorp and strong growth in loans.

The net interest margin, on a fully taxable-equivalent basis, decreased 5 basis points from 4.07% during the first quarter 2004 to 4.02% for the second quarter 2004. The net interest margin increased from 3.91% in the second quarter of 2003 to 4.02% in the second quarter of 2004, primarily as a result of decreases in rates paid on certificates of deposits and wholesale borrowings.

For the second quarter of 2004, the interest rate earned on our average interest-earning assets was 5.06% on a fully taxable-equivalent basis, and our cost of funds on average interest-bearing liabilities equaled 1.27%. In comparison, for the second quarter of 2003, the interest rate earned on our average interest-earning assets was 5.21% and our cost of funds on average interest-bearing liabilities equaled 1.59%.

Provision for loan losses

The provision for loan losses was zero for the second quarter of 2004 compared to zero for the first quarter of 2004 and $1.7 million for the second quarter of 2003. The provision for loan losses represents the charge against current earnings that is determined by management, through a credit review process, as the amount needed to maintain an allowance that management believes should be sufficient to absorb loan losses inherent in the Company's loan portfolio. Total net recoveries for the second quarter of 2004 were $206,000 compared to net charge-offs for the first quarter of 2004 of $7,000 and net recoveries for the second quarter of 2003 of $60,000.

Non-interest income

Non-interest income, which includes revenues from service charges on deposit accounts, letters of credit commissions, securities gains , loan sales, wire transfer fees, and other sources of fee income, was $6.6 million for the second quarter of 2004, a decrease of $0.4 million, or 5.9%, compared to the non-interest income of $7.0 million for the second quarter of 2003.

For the second quarter of 2004, the Company recorded net securities gains of $1.4 million compared to $3.9 million of net gains for the same quarter in 2003.

Letters of credit commissions increased $648,000, or 130.6%, from $496,000 in the second quarter of 2003 to $1.1 million in the second quarter of 2004. Comparing the second quarter of 2004 to the second quarter of 2003, depository service fees increased $424,000, or 28.8% and other operating income increased $955,000, or 83.8%. These increases were due primarily to the merger with GBC Bancorp.

Non-interest expense

Non-interest expense increased $10.7 million to $22.7 million in the second quarter of 2004 primarily due to the merger with GBC Bancorp. The efficiency ratio was 38.63% for the second quarter 2004 compared to 35.58% in the year ago quarter. Salaries and employee benefits increased $6.0 million or 85.3% from $7.1 million in the second quarter of 2003 to $13.1 million in the second quarter of 2004 due to the merger with GBC Bancorp, retention bonus expense of $0.4 million, and a $0.7 million increase in compensation expense due to the amortization of compensation expense associated with stock options granted after the second quarter of 2003. Occupancy expense increased by $0.9 million or 95.2%, from $0.9 million in the second quarter of 2003 to $1.8 million in the second quarter of 2004, due primarily to the merger with GBC Bancorp. Computer and equipment expense increased $1.0 million or 118.4% from $0.8 million in the second quarter of 2003 to $1.8 million in the second quarter of 2004 due to the additional expenses associated with operating General Bank's data processing systems prior to the completion of the data processing conversion in April 2004 and $0.4 million of conversion related expenses. Professional services expense increased $0.8 million or 82.5% from $0.9 million in the second quarter of 2003 to $1.7 million in the second quarter of 2004 due to higher legal, consulting, and other professional expenses primarily as a result of the merger with GBC Bancorp. Amortization of core deposit intangibles increased by $1.3 million due to the merger with GBC Bancorp. Other operating expenses increased $0.6 million or 77.1% due to the merger with GBC Bancorp.

Income taxes

The effective tax rates for the second quarter of 2004 and 2003 were 38.6% and 34.1%, respectively, compared to 36.7% for the full year 2003. The effective tax rate for the second quarter of 2004 of 38.6% increased from the full year 2003 effective tax rate of 36.7% because the tax benefit from the Company's investments in affordable housing and other tax-exempt investments comprises a smaller percentage of pretax income in 2004 compared to 2003. Quarterly comparisons with the first three quarters of 2003 will be impacted by the real estate investment trust ("REIT") state tax benefits which reduced income tax expense in the first three quarters of 2003, and increased income tax expense in the fourth quarter of 2003, when the previously recorded benefit was reversed.

As previously disclosed, on December 31, 2003, the California Franchise Tax Board (FTB) announced its position that certain tax deductions related to regulated investment companies would be disallowed for tax periods prior to January 1, 2003. While the Company continues to believe that the tax benefits recorded in three prior years with respect to its regulated investment company were appropriate and fully defensible under California law, the Company has deemed it prudent to participate in Voluntary Compliance Initiative - Option 2, requiring payment of all California taxes and interest on these disputed 2000 through 2002 tax benefits, and permitting the Company to claim a refund for these years while avoiding certain potential penalties. The Company retains potential exposure for assertion of an accuracy-related penalty should the FTB prevail in its position in addition to the risk of not being successful in its refund claims. As of June 30, 2004, the Company reflected a $12.3 million net state tax receivable for the years 2000, 2001, and 2002 after giving effect to reserves for loss contingencies on the refund claims, or an equivalent of $8.0 million after giving effect to Federal tax benefits. Although the Company believes its tax deductions related to the regulated investment company were appropriate and fully defensible, there can be no assurance of the outcome of its refund claims, and an adverse outcome on the refund claims could result in a loss of all or a portion of the $8.0 million net state tax receivable after giving effect to Federal tax benefits.

BALANCE SHEET REVIEW

Total assets increased by $228.2 million to $5.8 billion at June 30, 2004, up 4.1% from year-end 2003 of $5.5 billion. The increase in total assets was due primarily to increases in loans and investment securities.

The growth of gross loans to $3.5 billion as of June 30, 2004 from $3.3 billion as of December 31, 2003, represents growth of $226.3 million, or 6.8%, due primarily to increases in commercial mortgage loans. The growth in gross loans during the second quarter was $109.3 million or 3.2%.

The changes in the loan composition from year-end 2003 are presented below:

(Dollar in thousands)	June 30, 2004	December 31, 2003	% Change
Loans
Commercial	$ 962,320	$ 956,382	1
Residential mortgage	293,028	262,954	11
Commercial mortgage	1,964,397	1,715,434	15
Real estate construction	303,071	359,339	(16)
Installment	7,816	11,452	(32)
Other	2,122	860	147

Gross loans and leases	$ 3,532,754	$ 3,306,421	7

Allowance for loan losses	(66,007)	(65,808)	0
Unamortized deferred loan fees	(10,141)	(10,862)	(7)

Total loans and leases, net	$ 3,456,606	$ 3,229,751	7

The increase in total assets from year-end 2003 was funded primarily by the increase in wholesale borrowings. Total deposits increased $80.1 million or 1.8% from December 31, 2003, and $136.8 million or 3.1% from March 31, 2004. The changes in the deposit composition from year-end 2003 are presented below:

(Dollars in thousands)	June 30, 2004	December 31, 2003	% Change
Deposits
Non-interest-bearing deposits	$ 699,884	$ 633,556	10
Interest-bearing checking deposits	850,770	937,317	(9)
Savings deposits	426,759	425,076	0
Time deposits under $100	537,886	559,305	(4)
Time deposits of $100 or more	1,992,908	1,872,827	6
Total deposits	$ 4,508,207	$ 4,428,081	2

Advances from the Federal Home Loan Bank increased to $429.2 million at June 30, 2004, compared to $258.3 million at December 31, 2003.

ASSET QUALITY REVIEW

Non-performing assets to gross loans plus other real estate owned decreased to 0.86% at June 30, 2004 from 1.19% at December 31, 2003, but increased from 0.67% at June 30, 2003. Total non-performing assets decreased to $30.3 million at June 30, 2004, compared with $39.3 million at December 31, 2003, but increased from $13.2 million at June 30, 2003 before the merger with GBC Bancorp. The allowance for loan losses amounted to $66.0 million at June 30, 2004, and represented the amount that the Company believes should be sufficient to absorb loan losses inherent in the Company's loan portfolio. The allowance for loan losses represented 1.87% of period-end gross loans and 218% of non-performing loans at June 30, 2004. The comparable ratios were 1.99% of gross loans and 169% of non-performing loans at December 31, 2003. The changes to the Company's asset quality results are highlighted below:

(In thousands)	June 30, 2004	December 31, 2003	% Change
Non-performing assets
Accruing loans past due 90 days or more	$ 3,617	$ 5,916	(39)
Non-accrual loans	26,682	32,959	(19)
Total non-performing loans	30,299	38,875	(22)

Other real estate owned	-	400	(100)
Total non-performing assets	$ 30,299	$ 39,275	(23)
Troubled debt restructurings	$ 3,600	$ 5,808	(38)

The following table presents the types of non-accrual loans as of the dates indicated:

	For the three months ended,
(In thousands)	June 30, 2004	December 31, 2003	Net change

Type of Non-accrual Loan
Construction Loans	$ 2,437	$ 1,458	$ 979
Single/ multi-family Residence	168	799	(631)
Commercial real estate	5,202	5,404	(202)
Commercial and industrial loans	18,851	25,281	(6,430)
Other loans	24	17	7

Total	$ 26,682	$ 32,959	$ (6,277)

CAPITAL ADEQUACY REVIEW

The Tier 1 risk-based capital ratio of 10.33%, total risk-based capital ratio of 11.58%, and Tier 1 leverage capital ratio of 8.06%, continued to place the Company in the "well capitalized" category, which is defined as institutions with a total risk-based capital ratio equal to or greater than ten percent, a Tier 1 risk-based capital ratio equal to or greater than six percent and a Tier 1 leverage capital ratio equal to or greater than five percent. At June 30, 2003, the Company's Tier 1 risk-based capital ratio was 13.33%, the total risk-based capital ratio was 14.51%, and Tier 1 leverage capital ratio was 10.67%.

YEAR-TO-DATE REVIEW

Net income was $42.0 million or $1.67 per diluted share for the six months ended June 30, 2004, an increase of 63% in net income over the $25.8 million or $1.42 per diluted share for the same period a year ago. The net interest margin for the six months ended June 30, 2004 increased 4 basis points to 4.04% compared to 4.00% in the same period a year ago.

Return on average stockholders' equity was 13.30% and return on average assets was 1.50% for the six months of 2004, compared to a return on average stockholders' equity of 17.39% and a return on average assets of 1.80% for the six months ended June 30, 2003. The efficiency ratio for the six months ended June 30, 2004 was 40.24% compared to 35.59% during the same period a year ago.

ABOUT CATHAY GENERAL BANCORP

Cathay General Bancorp is the one-bank holding company for Cathay Bank, a California state-chartered bank. Founded in 1962, Cathay Bank offers a wide range of financial services. Cathay Bank currently operates 32 branches in California, three branches in New York State, two branches in Massachusetts, one in Houston, Texas, one in Washington State, and representative offices in Hong Kong and Shanghai, China. In addition, the Bank's subsidiaries, Cathay Investment Company and GBC Investment & Consulting Company, Inc., both maintain an office in Taipei. As part of its post-merger integration plans to efficiently serve its customers, Cathay Bank intends to close four additional branches in Southern California in October 2004 and to consolidate their operations with nearby branches. Cathay Bank's website is found at http://www.cathaybank.com/.

FORWARD-LOOKING STATEMENTS AND OTHER NOTICES

Statements made in this press release, other than statements of historical fact, are forward-looking statements within the meaning of the applicable provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include, but are not limited to, such words as "believes," "expects," "anticipates," "intends," "plans," "estimates," "may," "will," "should," "could," "predicts," "potential," "continue," or the negative of such terms and other comparable terminology or similar expressions. Forward-looking statements are not guarantees. They involve known and unknown risks, uncertainties, and other factors that may cause the actual results, performance, or achievements, of Cathay General Bancorp to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such risks and uncertainties and other factors include, but are not limited to, adverse developments or conditions related to or arising from: the Company's ability to integrate its operations after its recent merger with GBC Bancorp and realize the benefits of that merger, demographic changes, fluctuations in interest rates, inflation, competition, war and terrorism, general economic or business conditions in California and other regions where Cathay Bank has operations, such as the impact of the California budget deficit, changes in business strategy, including the formation of a real estate investment trust (REIT) and the deregistration of its registered investment company (RIC), and legislative and regulatory developments, particularly the potential effects of recently enacted California tax legislation and the subsequent Franchise Tax Board announcement on December 31, 2003, regarding the taxation of REITs and RICs. These and other factors are further described in Cathay General Bancorp's Annual Report on Form 10-K for the year ended December 31, 2003, its reports and registration statements filed (including those filed by GBC Bancorp prior to the merger) with the Securities and Exchange Commission ("SEC") and other filings it makes in the future with the SEC from time to time. Cathay General Bancorp has no intention and undertakes no obligation to update any forward-looking statements or to publicly announce the results of any revision of any forward-looking statement to reflect future developments or events.

Cathay General Bancorp's filings with the SEC are available to the public from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov, or by request directed to Cathay General Bancorp, 777 N. Broadway, Los Angeles, CA 90012, Attention: Investor Relations (213) 625-4749.

CATHAY GENERAL BANCORP

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Unaudited)
	Three months ended June 30,			Six months ended June 30,
(Dollars in thousands, except per share data)	2004	2003	% Change	2004	2003	% Change

FINANCIAL PERFORMANCE
Net interest income before provision for loan losses	$ 52,197	$ 26,803	95	$ 103,266	$ 53,650	92
Provision for loan losses	-	1,650	(100)	-	3,300	(100)
Net interest income after provision for loan losses	52,197	25,153	108	103,266	50,350	105
Non-interest income	6,555	6,966	(6)	10,951	11,652	(6)
Non-interest expense	22,698	12,014	89	45,959	23,244	98
Income before income tax expense	36,054	20,105	79	68,258	38,758	76
Income tax expense	13,910	6,860	103	26,211	12,980	102
Net income	$ 22,144	$ 13,245	67	$ 42,047	$ 25,778	63

Net income per common share:
Basic	$ 0.89	$ 0.74	20	$ 1.69	$ 1.43	18
Diluted	$ 0.88	$ 0.73	21	$ 1.67	$ 1.42	18

Cash dividends paid per common share	$ 0.14	$ 0.14	-	$ 0.28	$ 0.28	-

SELECTED RATIOS
Return on average assets	1.55%	1.81%	(14)	1.50%	1.80%	(17)
Return on average stockholders' equity	13.88%	17.35%	(20)	13.30%	17.39%	(24)
Efficiency ratio	38.63%	35.58%	9	40.24%	35.59%	13
Dividend payout ratio	15.72%	18.92%	(17)	16.54%	19.58%	(16)

YIELD ANALYSIS (Fully taxable equivalent)
Total interest-earning assets	5.06%	5.21%	(3)	5.08%	5.33%	(5)
Total interest-bearing liabilities	1.27%	1.59%	(20)	1.26%	1.64%	(23)
Net interest spread	3.79%	3.62%	5	3.82%	3.69%	4
Net interest margin	4.02%	3.91%	3	4.04%	4.00%	1

CAPITAL RATIOS	June 30, 2004		December 31, 2003		June 30, 2003
Tier 1 risk-based capital ratio	10.33%		9.95%		13.33%
Total risk-based capital ratio	11.58%		11.21%		14.51%
Tier 1 leverage capital ratio	8.06%		7.97%		10.67%

CATHAY GENERAL BANCORP

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Unaudited)

(In thousands, except share and per share data)	June 30, 2004	December 31, 2003	% change

Assets
Cash and due from banks	$ 108,154	$ 111,699	(3)
Federal funds sold and securities purchased
under agreements to resell	27,000	82,000	(67)
Cash and cash equivalents	135,154	193,699	(30)
Investment securities (amortized cost of $1,760,058 in 2004 and
$1,692,780 in 2003)	1,746,912	1,707,962	2
Loans	3,532,754	3,306,421	7
Less: Allowance for loan losses	(66,007)	(65,808)	0
Unamortized deferred loan fees, net	(10,141)	(10,862)	(7)
Loans, net	3,456,606	3,229,751	7
Other real estate owned, net	-	400	(100)
Affordable housing investments, net	37,765	32,977	15
Premises and equipment, net	34,660	35,624	(3)
Customers' liability on acceptances	15,657	11,731	33
Accrued interest receivable	19,658	21,553	(9)
Goodwill	240,459	241,728	(1)
Other intangible assets, net	50,153	52,730	(5)
Other assets	33,105	13,760	141

Total assets	$ 5,770,129	$ 5,541,915	4

Liabilities and Stockholders' Equity
Deposits
Non-interest-bearing demand deposits	$ 699,884	$ 633,556	10
Interest-bearing deposits:
NOW deposits	267,495	279,679	(4)
Money market deposits	583,275	657,638	(11)
Savings deposits	426,759	425,076	0
Time deposits under $100	537,886	559,305	(4)
Time deposits of $100 or more	1,992,908	1,872,827	6
Total deposits	4,508,207	4,428,081	2

Federal funds purchased and securities sold
under agreement to repurchase	65,000	82,500	(21)
Advances from the Federal Home Loan Bank	429,197	258,313	66
Other borrowings	10,688	27,622	(61)
Acceptances outstanding	15,657	11,731	33
Junior subordinated notes	53,886	53,856	0
Other liabilities	44,538	60,516	(26)
Total liabilities	5,127,173	4,922,619	4

Total stockholders' equity	642,956	619,296	4
Total liabilities and stockholders' equity	$ 5,770,129	$ 5,541,915	4

Book value per share	$25.83	$24.97	3
Number of shares outstanding	24,888,141	24,804,091

CATHAY GENERAL BANCORP

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME (LOSS)

(Unaudited)
	Three months ended June 30,		Six months ended June 30,
(In thousands, except share and per share data)	2004	2003	2004	2003

INTEREST INCOME
Interest on loans	$ 47,770	$ 27,034	$ 93,229	$ 53,970
Interest on securities available-for-sale	18,100	8,676	36,679	17,547
Interest on federal funds sold and securities
Purchased under agreements to resell	27	128	77	301
Interest on deposits with banks	35	12	65	14

Total interest income	65,932	35,850	130,050	71,832

INTEREST EXPENSE
Time deposits of $100 or more	7,391	5,032	14,625	10,232
Other deposits	3,932	2,598	7,665	5,279
Other borrowed funds	2,412	1,417	4,494	2,671

Total interest expense	13,735	9,047	26,784	18,182

Net interest income before provision for loan losses	52,197	26,803	103,266	53,650
Provision for loan losses	-	1,650	-	3,300

Net interest income after provision for loan losses	52,197	25,153	103,266	50,350

NON-INTEREST INCOME
Securities gains, net	1,420	3,858	1,218	5,653
Letters of credit commissions	1,144	496	2,097	994
Depository service fees	1,896	1,472	3,832	2,805
Other operating income	2,095	1,140	3,804	2,200

Total non-interest income	6,555	6,966	10,951	11,652

NON-INTEREST EXPENSE
Salaries and employee benefits	13,121	7,081	25,338	13,724
Occupancy expense	1,804	924	3,933	1,905
Computer and equipment expense	1,817	832	3,850	1,652
Professional services expense	1,728	947	3,275	1,944
FDIC and State assessments	263	127	533	257
Marketing expense	516	460	1,215	849
Other real estate owned expense	39	83	516	129
Operations of affordable housing investments	646	703	1,395	1,228
Amortization of core deposit intangibles	1,333	49	2,667	96
Other operating expense	1,431	808	3,237	1,460

Total non-interest expense	22,698	12,014	45,959	23,244

Income before income tax expense	36,054	20,105	68,258	38,758
Income tax expense	13,910	6,860	26,211	12,980

Net income	22,144	13,245	42,047	25,778

Other comprehensive income (loss), net of tax	(24,663)	6,848	(16,786)	5,419

Total comprehensive income (loss)	$ (2,519)	$ 20,093	$ 25,261	$ 31,197

Net income per common share:
Basic	$ 0.89	$ 0.74	$ 1.69	$ 1.43
Diluted	$ 0.88	$ 0.73	$ 1.67	$ 1.42

Cash dividends paid per common share	$ 0.14	$ 0.14	$ 0.28	$ 0.28
Basic average common shares outstanding	24,881,174	18,016,015	24,858,412	18,009,937
Diluted average common shares outstanding	25,159,594	18,155,180	25,126,123	18,136,125

CATHAY GENERAL BANCORP

AVERAGE BALANCES - SELECTED CONSOLIDATED FINANCIAL INFORMATION

(Unaudited)

`	For the three months ended,
(In thousands)	June 30, 2004	June 30, 2003	March 31, 2004

Interest-earning assets
Federal funds sold and securities purchased
under agreements to resell	$ 16,462	$ 42,544	$ 24,088
Investment securities	1,780,452	836,248	1,744,760
Loans and leases	3,478,180	1,918,273	3,330,878
Deposits with banks	5,900	1,193	5,077

Total interest-earning assets	$ 5,280,994	$ 2,798,258	$ 5,104,803

Interest-bearing liabilities
Interest-bearing checking deposits	$ 873,219	$ 341,040	$ 930,151
Savings deposits	423,052	304,498	417,487
Time deposits	2,465,099	1,472,711	2,432,373
Total interest-bearing deposits	$ 3,761,370	$ 2,118,249	$ 3,780,011
Other borrowed funds	572,163	165,687	416,390
Total interest-bearing liabilities	4,333,533	2,283,936	4,196,401

Non-interest-bearing demand deposits	659,806	306,260	638,559

Total deposits and other borrowed funds	$ 4,993,339	$ 2,590,196	$ 4,834,960

Total average assets	$ 5,731,908	$ 2,929,110	$ 5,537,873
Total average stockholders' equity	$ 641,866	$ 306,279	$ 629,996

	For the six months ended,
(In thousands)	June 30, 2004	June 30, 2003

Interest-earning assets
Federal funds sold and securities purchased
under agreements to resell	$ 20,275	$ 50,041
Investment securities	1,762,356	789,897
Loans and leases	3,404,344	1,917,822
Deposits with banks	5,489	1,013

Total interest-earning assets	$ 5,192,464	$ 2,758,773

Interest-bearing liabilities
Interest-bearing checking deposits	$ 901,685	$ 339,490
Savings deposits	420,270	297,405
Time deposits	2,448,735	1,451,844
Total interest-bearing deposits	$ 3,770,690	$ 2,088,739
Other borrowed funds	494,277	152,710
Total interest-bearing liabilities	4,264,967	2,241,449

Non-interest-bearing demand deposits	647,387	300,682

Total deposits and other borrowed funds	$ 4,912,354	$ 2,542,131

Total average assets	$ 5,633,222	$ 2,886,927
Total average stockholders' equity	$ 635,990	$ 298,984